                                                                      EXHIBIT 99

                                    [LOGO]

                  CENDANT REPORTS RECORD OPERATING RESULTS FOR
                THE THIRD QUARTER OF 2003, EXCEEDING PROJECTIONS

          3Q 2003 EPS from Continuing Operations Increased 96% to $0.47
                             Versus $0.24 in 3Q 2002

  3Q 2003 Net Cash Provided By Operating Activities Increased to $1.06 Billion
                         Versus $1.05 Billion in 3Q 2002

              3Q 2003 Free Cash Flow Increased 94% to $1.0 Billion
                         Versus $0.5 Billion in 3Q 2002

     2003 EPS from Continuing Operations Projection Raised to $1.40 - $1.41

NEW YORK, NY, OCTOBER 20, 2003 - Cendant Corporation (NYSE: CD) today reported third quarter 2003 EPS from Continuing Operations of $0.47, versus $0.24 in third quarter 2002, an increase of 96%. This result exceeded the Company's prior projection of $0.44 - $0.45.

As a result of the better than expected third quarter results, the Company raised its EPS from Continuing Operations projection for full year 2003 to $1.40
- $1.41 from its prior projection of $1.37 - $1.39, an increase of approximately 40% versus the prior year. The Company also forecasts 2003 Net Cash Provided by Operating Activities exceeding $5 billion and Free Cash Flow approaching $2.5 billion. These projections reflect prolonged strength in the residential real estate market and modestly improving travel activity, balanced by lower mortgage refinancing volumes and the challenges of the current economic environment.

Cendant's Chairman, Chief Executive Officer and President, Henry R. Silverman, stated: "During the third quarter, residential real estate sales and mortgage volumes continued to show robust year over year growth, and leisure travel trends continued to firm, enabling us to exceed our projections for the quarter. Despite a challenging environment, our diversified portfolio on the whole generated organic growth.

"In 2004, we expect that continued strong results from our real estate franchise and brokerage businesses, improving travel trends, and the successful completion of the integration of the principal car and truck rental operations of Budget Group, Inc. will more than offset the likely decline in mortgage refinancing from which Cendant has benefited in 2003. We continue to expect that the Company will generate in excess of $2 billion of Free Cash Flow per year for the foreseeable future. We intend to deploy our cash primarily to reduce corporate debt and repurchase common stock and, as previously announced, in first quarter 2004, we intend to begin paying a quarterly cash dividend on our common shares."


THIRD QUARTER ACHIEVEMENTS

The Company made considerable progress towards its cash flow generation, debt reduction and share repurchase goals during the quarter:

o Generated Net Cash Provided by Operating Activities of approximately $1.06 billion and Free Cash Flow of approximately $1.0 billion due to favorable operating results and, in part, to the timing of cash inflows and a tax refund advance of $175 million, which will be partially offset in fourth quarter 2003 by tax payments. See Table 7 for a description of Free Cash Flow and a reconciliation to Net Cash Provided by Operating Activities.

o Reduced corporate debt net of cash on the balance sheet by $878 million, including the prepayment of our $375 million mandatorily redeemable debt securities at par. Corporate debt excludes Debt under Management and Mortgage Programs. See Table 5 for more detailed information.

o        Utilized $249 million of cash for the repurchase of common stock.

In addition:

o The Company's Board of Directors authorized an additional $500 million, plus proceeds from stock option exercises, for the repurchase of common stock.

o The Company completed its analysis with respect to Trilegiant Corporation and Bishop's Gate Residential Mortgage Trust pursuant to FASB Interpretation No. 46, and consolidated those entities effective July 1, 2003. As previously disclosed, the consolidation of Trilegiant resulted in a non-cash charge of $293 million, to reflect the cumulative effect of accounting change in third quarter 2003, which had no impact on cash flow or income from continuing operations or the related per share amounts.

THIRD QUARTER 2003 RESULTS OF REPORTABLE OPERATING SEGMENTS

The following discussion of operating results focuses on revenue and EBITDA for each of our reportable operating segments. EBITDA is defined as earnings from continuing operations before non-program related depreciation and amortization, non-program related interest, amortization of pendings and listings, income taxes and minority interest. EBITDA is the measure that we use to evaluate performance in each of our reportable operating segments in accordance with generally accepted accounting principles. Revenue and EBITDA are expressed in millions. See Table 8 for details on the organic growth of our reportable operating segments for third quarter 2003.

REAL ESTATE SERVICES

(Consisting of the Company's real estate franchise brands, brokerage operations, mortgage services, settlement services and relocation services)



                                                     2003              2002        % CHANGE
                                                     ----              ----        --------

REVENUE                                         $     1,998      $     1,331            50%
                                                -----------      -----------         -----

EBITDA                                          $       436      $        59           639%
                                                ===========      ===========         =====

Revenue and EBITDA increased due to strong organic growth in substantially all of our real estate businesses. In particular, we generated growth in our mortgage business as a result of an increase of 107% in mortgage loan production revenue and the absence of the $275 million mortgage servicing rights asset write-down recorded in third quarter 2002. Real estate franchise royalty and marketing fund revenues increased 18%, primarily due to a 10% increase in home sale transactions and a 12% increase in average price, and revenue generated by our NRT real estate brokerage business increased 18% organically, primarily due to increases in home sale transactions and average price. Acquisitions by NRT subsequent to second quarter 2002 and increased volumes of settlement services also contributed to the quarter-over-quarter increase in revenue and EBITDA.

HOSPITALITY

(Consisting of the Company's nine franchised lodging brands, timeshare exchange and timeshare sales and marketing, and vacation rental businesses)



                                                     2003              2002          % CHANGE
                                                     ----              ----          --------

REVENUE                                         $       696      $       671            4%
                                                -----------      -----------         -----

EBITDA                                          $       189      $       204           (7%)
                                                ===========      ===========         =====


Revenue and EBITDA were positively impacted by 10% growth in timeshare sales revenue and 7% growth in RCI timeshare subscription and exchange revenue. As previously announced, the principal securitization structure for our timeshare receivables was amended in third quarter 2003, which resulted in our consolidation of that structure and, in turn, increased the transparency of our operating results. Subsequent to consolidation, we no longer recognize gains upon the securitization of timeshare receivables, which had a negative impact on EBITDA for third quarter 2003. EBITDA also declined due to higher product costs on developed timeshare inventory and an increased investment in timeshare marketing, which should generate incremental revenues and EBITDA in future periods. EBITDA was reduced by approximately $30 million due to these three factors; however, in fourth quarter 2003, we expect Hospitality operating results to exceed the prior year period's levels.

TRAVEL DISTRIBUTION

(Consisting of electronic global distribution services for the travel industry and on-line and off-line travel agency services)


                                                     2003              2002         % CHANGE
                                                     ----              ----         --------

REVENUE                                         $       424      $       432            (2%)
                                                -----------      -----------            ---

EBITDA                                          $       119      $       129            (8%)
                                                ===========      ===========            ===


Revenue and EBITDA were negatively impacted by decreased international travel volumes, including a 3% reduction in Galileo air travel booking fees. In addition, Trip Network, Inc., which operates the on-line travel business of Cheap Tickets and was acquired in March 2003, contributed incremental revenue but negatively affected EBITDA. The global travel industry continued to be subjected to negative economic pressures and geopolitical concerns; however, successful cost reduction efforts have mitigated the EBITDA impact from reduced travel demand.

VEHICLE SERVICES

(Consisting of vehicle rental, vehicle management services and fleet card services)


                                                     2003              2002        % CHANGE
                                                     ----              ----        --------

REVENUE                                         $     1,574      $     1,085           45%
                                                -----------      -----------           --

EBITDA                                          $       187      $       143           31%
                                                ===========      ===========           ==


Revenue and EBITDA increased due to the acquisition of the principal car and truck rental operations of Budget Group, Inc. in fourth quarter 2002 and due to organic growth in Wright Express' fuel card management business. Lower domestic car rental volume at Avis was partially offset by a 2% increase in car rental pricing. The integration of Budget, which represents a significant growth opportunity in 2004, is proceeding according to plan.

FINANCIAL SERVICES

(Consisting of individual membership products, insurance-related services, financial services enhancement products and tax preparation services)


                                                     2003              2002          % CHANGE
                                                     ----              ----          --------

REVENUE                                         $       370      $       322             15%
                                                -----------      -----------            ---

EBITDA                                          $        62      $       122            (49%)
                                                ===========      ===========            ===

Revenue increased primarily due to the consolidation of Trilegiant on July 1, 2003 pursuant to FASB Interpretation No. 46; however, there was minimal impact on EBITDA. Revenue and EBITDA were reduced, as expected, by the continued attrition of the base of members that we retained at the time of the 2001 outsourcing of our membership business to Trilegiant. The effect on EBITDA was partially mitigated by a net reduction in expenses from servicing fewer members. In addition, revenue and EBITDA were positively impacted by growth in our insurance-wholesale businesses and negatively impacted by the timing of revenue at Jackson Hewitt, our tax preparation business, and by restructuring costs at Cims, our international membership business, during third quarter 2003, which will benefit operating results in future periods. Although the year-over-year EBITDA comparisons for Financial Services have been negative throughout much of 2003, we expect the EBITDA of this division in 2004 to exceed 2003 levels.

OTHER ITEMS

o As of September 30, 2003, the Company had approximately $1.0 billion of cash and cash equivalents and approximately $6.3 billion of corporate debt outstanding, including $863 million of mandatorily convertible Upper DECS securities.

o As of September 30, 2003, the Company's $2.9 billion credit facility was supporting $1.2 billion in letters of credit used primarily as credit enhancement for our debt under management and mortgage programs. The Company had $1.7 billion of availability for use as of September 30, 2003.

o As of September 30, 2003, the Company's net debt to total capitalization ratio was 34.6%, versus 41.9% as of December 31, 2002 (see calculation on Table 5). The Company's interest coverage ratio was 13 to 1 for third quarter 2003 (see calculation on Table 1).

o Weighted average common shares outstanding, including dilutive securities, used to calculate EPS was 1.039 billion for third quarter 2003, versus 1.058 billion for third quarter 2002.

2003 OUTLOOK

The Company projects the following EPS from Continuing Operations for the remainder of 2003:


                                              FOURTH                        FULL
                                             QUARTER                        YEAR
                                             -------                        ----

2003                                           $0.27             $1.40 - 1.41(a)

2002                                           $0.24                    $1.01(b)


     (a) The projected result is presented as a range to reflect the potential variance from rounding the quarterly amounts.

     (b) Reflects the reclassification of extraordinary losses on the early extinguishments of debt ($0.03 for full year) to continuing operations in accordance with the adoption of a new accounting pronouncement under generally accepted accounting principles effective
         January 1, 2003.

The comparability of the Company's earnings from 2002 to 2003 is impacted by the acquisitions of NRT in April 2002, Trendwest in May 2002, and Budget's car and truck rental operations in November 2002; the mortgage servicing rights asset write-down in third quarter 2002; the securities litigation charge recorded in fourth quarter 2002; the debt extinguishment costs incurred in second quarter 2002 and first quarter 2003, which are partially mitigated by reduced interest expense in subsequent quarters; the gain on sale of our equity investment in Entertainment Publications, Inc. in first quarter 2003; and the consolidation of Trilegiant on July 1, 2003.

The Company also announced the following detailed financial projections for full year 2003 (in millions):



                                                      FULL YEAR 2002                 FULL YEAR 2003
   REVENUE                                                ACTUAL                        PROJECTED
   -------                                                ------                        ---------

   Real Estate Services                                  $4,687                      $6,550 - 6,650
   Hospitality                                            2,180                       2,500 - 2,550
   Travel Distribution                                    1,695                       1,650 - 1,700
   Vehicle Services                                       4,175                       5,650 - 5,750
   Financial Services                                     1,325                       1,375 - 1,400
                                                        -------                    ----------------
Total Reportable Operating Segments                     $14,062                    $17,775 - 18,000
   Corporate and Other                                       26                             50 - 75
                                                        -------                    ----------------
Total Revenue                                           $14,088                    $17,825 - 18,075
                                                        =======                    ================
EBITDA

   Real Estate Services                                    $832                      $1,250 - 1,275
   Hospitality                                              625                           635 - 660
   Travel Distribution                                      526                           450 - 475
   Vehicle Services                                         408                           450 - 475
   Financial Services                                       450                           350 - 375
                                                        -------                    ----------------
Total Reportable Operating Segments                      $2,841                      $3,185 - 3,210
   Corporate and Other                                    (198)                           (75 - 50)
Depreciation and amortization(a)                          (466)                         (535 - 520)
Amortization of pendings/listings                         (256)                           (20 - 15)
Interest expense, net (b)                                 (304)                         (375 - 365)
                                                        -------                    ----------------
Pretax income                                            $1,617                      $2,180 - 2,260
Provision for income taxes                                (544)                         (725 - 755)
Minority interest                                          (22)                           (25 - 20)
                                                        -------                    ----------------
Income from continuing operations                        $1,051                      $1,430 - 1,485
                                                        =======                    ================
Diluted weighted average shares outstanding (c)           1,043                       1,041 - 1,038


      * Projections do not total because we do not expect the actual results of all segments to be at the lowest or highest end of any projected range simultaneously.

      *  The effective tax rate is expected to be 33.3% in 2003.

     (a) Depreciation and amortization excludes amounts related to our assets under management and mortgage programs, and interest expense excludes amounts related to our debt under management and mortgage programs, both of which are already reflected in EBITDA.

     (b) 2002 interest expense includes $42 million of losses on the early extinguishment of debt in connection with the adoption of a new accounting pronouncement under generally accepted accounting principles effective January 1, 2003, which required the reclassification of such losses from extraordinary items to continuing operations. 2003 interest expense includes $58 million of losses on the early extinguishment of debt.

     (c) Diluted weighted average shares outstanding forecasted for 2003 reflect the full-year impact of the Trendwest and NRT acquisitions, which were completed in 2002 for stock, offset by actual and anticipated common stock repurchases.

INVESTOR CONFERENCE CALL

Cendant will host a conference call to discuss the third quarter results on Tuesday, October 21, 2003, at 11:00 a.m. (EST). Investors may access the call live at WWW.CENDANT.COM or by dialing (719) 457-2679. A web replay will be available at WWW.CENDANT.COM following the call. A telephone replay will be available from 2:00 p.m. (EST) on October 21, 2003 until 8:00 p.m. (EST) on October 28, 2003 at (719) 457-0820, access code: 582271.

Cendant Corporation is primarily a provider of travel and residential real estate services. With approximately 90,000 employees, New York City-based Cendant provides these services to businesses and consumers in over 100 countries.

More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting the Company's Web site at WWW.CENDANT.COM or by calling 877-4-INFOCD (877-446-3623).

STATEMENTS ABOUT FUTURE RESULTS MADE IN THIS RELEASE, INCLUDING THE PROJECTIONS, AND THE STATEMENTS ATTACHED HERETO CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE BASED ON CURRENT EXPECTATIONS AND THE CURRENT ECONOMIC ENVIRONMENT. THE COMPANY CAUTIONS THAT THESE STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS. IMPORTANT ASSUMPTIONS AND OTHER IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS ARE SPECIFIED IN CENDANT'S FORM 10-Q FOR THE PERIOD ENDED JUNE 30, 2003.

SUCH FORWARD-LOOKING STATEMENTS INCLUDE PROJECTIONS. SUCH PROJECTIONS WERE NOT PREPARED IN ACCORDANCE WITH PUBLISHED GUIDELINES OF THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS OR THE SEC REGARDING PROJECTIONS AND FORECASTS, NOR HAVE SUCH PROJECTIONS BEEN AUDITED, EXAMINED OR OTHERWISE REVIEWED BY INDEPENDENT AUDITORS OF CENDANT OR ITS AFFILIATES. IN ADDITION, SUCH PROJECTIONS ARE BASED UPON MANY ESTIMATES AND ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC, COMPETITIVE AND OTHER UNCERTAINTIES AND CONTINGENCIES, INCLUDING BUT NOT LIMITED TO THE IMPACT OF WAR, TERRORISM OR PANDEMICS, WHICH ARE BEYOND THE CONTROL OF MANAGEMENT OF CENDANT AND ITS AFFILIATES. ACCORDINGLY, ACTUAL RESULTS MAY BE MATERIALLY HIGHER OR LOWER THAN THOSE PROJECTED. THE INCLUSION OF SUCH PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS A REPRESENTATION BY CENDANT OR ITS AFFILIATES THAT THE PROJECTIONS WILL PROVE TO BE CORRECT.

THIS RELEASE INCLUDES CERTAIN NON-GAAP FINANCIAL MEASURES AS DEFINED UNDER SEC RULES. AS REQUIRED BY SEC RULES, WE HAVE PROVIDED A RECONCILIATION OF THOSE MEASURES TO THE MOST DIRECTLY COMPARABLE GAAP MEASURES, WHICH IS CONTAINED IN THE TABLES TO THIS RELEASE AND ON OUR WEB SITE AT WWW.CENDANT.COM.

MEDIA CONTACT:                                   INVESTOR CONTACTS:
Elliot Bloom                                     Sam Levenson
212-413-1832                                     212-413-1834

                                                 Henry A. Diamond
                                                 212-413-1920

                                      # # #

                                  Tables Follow

                                                                        Table 1

                  Cendant Corporation and Subsidiaries
                           SUMMARY DATA SHEET
              (Dollars in millions, except per share data)




                                                                         2003      2002      % CHANGE
                                                                         ----      ----      --------

INCOME STATEMENT ITEMS FOR THIRD QUARTER
     Net Revenues                                                       $ 5,062   $ 3,839        32%
     Pretax Income (A)                                                      738       379        95%
     Income from Continuing Operations                                      486       250        94%
     EPS from Continuing Operations (diluted)                              0.47      0.24        96%

BALANCE SHEET ITEMS AS OF SEPTEMBER 30, 2003 AND DECEMBER 31, 2002
     Total Corporate Debt (Excluding Upper DECS)                        $ 5,419   $ 5,976
     Cash and Cash Equivalents                                            1,004       126
     Total Stockholders' Equity                                           9,955     9,315
     Net Debt to Total Capitalization Ratio                                34.6%     41.9%

CASH FLOW ITEMS FOR THIRD QUARTER
     Net Cash Provided by Operating Activities                          $ 1,061   $ 1,047
     Free Cash Flow (B)                                                   1,019       524
     Net Cash Provided by (Used in) Management and Mortgage
     Program Activities (C)                                                  48       (61)
     Payments Made for Current Period Acquisitions, Net
     of Cash Acquired                                                       (36)     (324)
     Net Debt Repayments                                                   (444)     (336)
     Net Repurchases of Common Stock                                       (128)      (64)

INTEREST COVERAGE RATIOS FOR THIRD QUARTER
     Total EBITDA                                                       $   951   $   617
     Non-program related Interest Expense, net                               75        68

     Interest Coverage                                                  13 to 1    9 to 1

     REPORTABLE OPERATING SEGMENT RESULTS



                                                     THIRD QUARTER               % CHANGE
                                                  -------------------      ---------------------
NET REVENUES                                         2003      2002       AS REPORTED  ORGANIC (D)
------------                                         ----      ----       ----------   -----------
Real Estate Services                             $   1,998     $ 1,331        50%         45%
Hospitality                                            696         671         4%          5%
Travel Distribution                                    424         432        (2%)        (6%)
Vehicle Services                                     1,574       1,085        45%          --
Financial Services                                     370         322        15%        (21%)
                                                 ---------   ---------
 Total Reportable Segments                           5,062       3,841        32%         14%
Corporate and Other                                    --           (2)        *
                                                 ---------   ---------
 Total Company                                     $ 5,062     $ 3,839        32%
                                                 =========   =========
EBITDA
Real Estate Services                               $   436     $    59       639%       629%
Hospitality                                            189         204        (7%)       (8%)
Travel Distribution                                    119         129        (8%)       (2%)
Vehicle Services                                       187         143        31%         --
Financial Services                                      62         122       (49%)      (50%)
                                                 ---------   ---------
Total Reportable Segments                              993         657        51%        48%
Corporate and Other (E)                                (42)        (40)
                                                 ---------   ---------
Total Company                                          951         617
Less: Non-program related depreciation
      and amortization                                 129         121
      Non-program related interest expense, net         75          68
      Early extinguishment of debt                       4           4
     Amortization of pendings and listings               5          45
                                                 ---------   ---------
     Pretax Income (A)                             $   738      $   379       95%
                                                 =========   =========

---------
   *    Not meaningful.


(A) Referred to as "Income before income taxes and minority interest" on the Consolidated Condensed Statements of Income presented on Table 2.
(B)     See Table 7 for the underlying calculations and reconciliations.
(C) Included as a component of Free Cash Flow. This amount represents the net cash flows from the operating, investing and financing activities of management and mortgage programs.
(D)     See Table 8 for underlying calculations.
(E)     Principally reflects unallocated corporate overhead.

                                                                        Table 2

                     CENDANT CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                     (In millions, except per share data)


                                                                THREE MONTHS ENDED        NINE MONTHS ENDED
                                                                   SEPTEMBER 30,            SEPTEMBER 30,
                                                              ---------------------      -------------------
                                                                   2003       2002        2003       2002
                                                                   ----       ----        ----       ----
REVENUES
     Service fees and membership-related, net                   $ 3,516     $ 2,799   $  9,476     $ 7,299
     Vehicle-related                                              1,538       1,034      4,211       2,905
     Other                                                            8           6         49          34
                                                               --------      ------   --------     --------
     Net revenues                                                 5,062       3,839     13,736      10,238
                                                               --------      ------   --------     --------

EXPENSES
     Operating                                                    2,596       2,008      7,010       4,701
     Vehicle depreciation, lease charges and interest, net          651         523      1,865       1,532
     Marketing and reservation                                      491         379      1,312       1,059
     General and administrative                                     358         301      1,038         876
     Non-program related depreciation and amortization              129         121        387         337
     Non-program related interest, net:
       Interest expense, net                                         75          68        234         194
       Early extinguishment of debt                                   4           4         58          42
     Acquisition and integration related costs:
       Amortization of pendings and listings                          5          45         12         239
       Other                                                         15          11         30          24
                                                               --------      ------   --------     --------
Total expenses                                                    4,324       3,460     11,946       9,004
                                                               --------      ------   --------     --------

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST                    738         379      1,790       1,234
Provision for income taxes                                          248         121        596         414
Minority interest, net of tax                                         4           8         17          16
                                                               --------      ------   --------     --------
INCOME FROM CONTINUING OPERATIONS                                   486         250      1,177         804
Income from discontinued operations, net of tax                     --           --        --           51
Loss on disposal of discontinued operations, net of tax             --           --        --         (256)
                                                               --------      ------   --------     --------
INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE                486         250      1,177         599
Cumulative effect of accounting change, net of tax                 (293)         --       (293)         --
                                                               --------      ------   --------     --------
NET INCOME                                                       $  193     $   250   $    884      $  599
                                                               ========     =======   ========      =======
EARNINGS PER SHARE
     BASIC
      Income from continuing operations                         $  0.48     $ 0.24    $   1.15      $ 0.79
      Cumulative effect of accounting change                      (0.29)      --         (0.28)         --
      Net income                                                   0.19       0.24        0.87        0.59

     DILUTED
      Income from continuing operations                         $  0.47    $  0.24    $  1.13       $ 0.77
      Cumulative effect of accounting change                      (0.28)       --       (0.28)         --
      Net income                                                   0.19       0.24       0.85         0.58

WEIGHTED AVERAGE SHARES
     Basic                                                        1,013      1,039      1,019       1,014
     Diluted                                                      1,039      1,058      1,039       1,043



                                                                        Table 3
                                                                   (page 1 of 2)


                       CENDANT CORPORATION AND AFFILIATES
                        SEGMENT REVENUE DRIVER ANALYSIS
                         (REVENUE DOLLARS IN THOUSANDS)


                                                                                            THIRD QUARTER
                                                                            -------------------------------------------
                                                                                 2003           2002           % Change
                                                                            -----------    -----------        ----------
REAL ESTATE SERVICES SEGMENT

     REAL ESTATE FRANCHISE
            Closed Sides - Domestic                                             620,567        562,645             10%
            Average Price                                                   $   220,748    $   197,645             12%
            Royalty and Marketing Revenue (A)                               $   213,310    $   180,614             18%
            Total Revenue                                                   $   222,410    $   187,639             19%

     REAL ESTATE BROKERAGE
            Net Revenue from Real Estate Transactions (B)                   $ 1,240,620    $ 1,005,057             23%
            Other Revenue                                                   $    11,054    $     9,610             15%
            Total Revenue                                                   $ 1,251,674    $ 1,014,667             23%

     RELOCATION
            Service Based Revenue (Referrals, Outsourcing, etc.)            $    81,657    $    78,710              4%
            Asset Based Revenue (Home Sale Closings and Financial Income)   $    37,562    $    38,642             (3%)
            Total Revenue                                                   $   119,219    $   117,352              2%

     MORTGAGE
            Production Loans Closed to be Securitized (millions)            $    21,121    $     9,870            114%
            Other Production Loans Closed (millions)                        $     6,473    $     5,149             26%
            Production Loans Sold (millions)                                $    19,228    $     9,156            110%
            Average Servicing Loan Portfolio (millions)                     $   125,244    $   108,333             16%
            Production Revenue                                              $   428,206    $   207,209            107%
            Gross Recurring Servicing Revenue                               $   112,096    $   103,173              9%
            Amortization and Impairment of Mortgage Servicing Rights (C)    $  (282,285)   $  (420,781)             *
            Hedging Activity for Mortgage Servicing Rights                  $    18,295    $    25,460              *
            Other Servicing Revenue (D)                                     $    (1,064)   $     3,433              *
            Total Revenue (C)                                               $   275,248    $   (81,506)             *

     SETTLEMENT SERVICES
            Title and Appraisal Units                                           156,401        120,464             30%
            Total Revenue                                                   $   131,396    $    93,299             41%

HOSPITALITY SEGMENT

     LODGING
            RevPAR                                                          $     30.97    $     29.99              3%
            Weighted Average Rooms Available                                    485,491        517,903             (6%)
            Royalty, Marketing and Reservation Revenue                      $   108,828    $   112,981             (4%)
            Total Revenue                                                   $   123,124    $   128,175             (4%)

     RCI (E)
            Average Subscriptions                                             2,954,236      2,884,272              2%
            Average Subscription Fee                                        $     58.63    $     57.68              2%
            Subscription Revenue                                            $    43,305    $    41,588              4%
            Timeshare Exchanges                                                 445,922        459,864             (3%)
            Average Exchange Fee                                            $    160.65    $    144.02             12%
            Exchange Fee Revenue                                            $    71,638    $    66,228              8%
            Total Revenue                                                   $   146,179    $   148,187             (1%)

     FAIRFIELD RESORTS
            Tours                                                               164,880        150,057             10%
            Total Revenue                                                   $   237,807    $   230,761              3%

     TRENDWEST RESORTS
            Tours                                                               109,863        105,005              5%
            Total Revenue                                                   $   157,663    $   141,834             11%

     VACATION RENTAL GROUP
            Cottage Weeks Sold                                                  132,148        130,178              2%
            Total Revenue (F)                                               $    31,807    $    22,658             40%

-----------------
   *   Not meaningful.

  (A)  Includes intercompany royalties paid by Real Estate Brokerage.

  (B)  Net of intercompany royalties paid to Real Estate Franchise.

  (C) The 2002 amounts include $275 million of impairment related to reductions in interest rates and accelerations in loan repayments, as well as an update to the Company's loan prepayment model, all of which occurred during third quarter 2002. There was no impairment recorded in third quarter 2003.

  (D)  Includes net interest expense of $16 million for both 2003 and 2002.

  (E)  Includes weeks and points members.

  (F)  The 2003 amount includes the revenue of a company acquired in October
       2002. Accordingly, third quarter 2002 revenue is not comparable to the current period amount.


                                                                        Table 3
                                                                   (page 2 of 2)



                       CENDANT CORPORATION AND AFFILIATES
                         SEGMENT REVENUE DRIVER ANALYSIS
                         (REVENUE DOLLARS IN THOUSANDS)

                                                                                      THIRD QUARTER
                                                                    -------------------------------------------------
                                                                        2003             2002               % Change
                                                                    ------------     ----------            ----------
TRAVEL DISTRIBUTION SEGMENT

            Galileo Domestic Booking Volume (000's)
                Air (A)                                                20,578            20,382                 1%
                Car/Hotel                                               4,487             4,491                 --
            Galileo International Booking Volume (000's)
                Air (A)                                                42,428            44,262                (4%)
                Car/Hotel                                               1,286             1,237                 4%
            Galileo Worldwide Booking Volume (000's)
                Air (A)                                                63,006            64,644                (3%)
                Car/Hotel                                               5,773             5,728                 1%
            Galileo Revenue                                          $379,277          $395,485                (4%)
            Travel Services On-line Gross Bookings (000's)           $288,252          $223,871                29%
            Travel Services Off-line Gross Bookings (000's)          $128,539          $116,527                10%
            Total Revenue (B)                                        $423,968          $432,080                (2%)

VEHICLE SERVICES SEGMENT

     AVIS
            Rental Days (000's)                                        15,784            16,619                (5%)
            Time and Mileage Revenue per Day                         $  41.21          $  40.21                 2%
            Average Length of Rental (stated in Days)                    3.77              3.94                (4%)
            Total Revenue                                            $705,475          $715,191                (1%)

     BUDGET (C)
            Car Rental Days (000's)                                     8,380             8,193                 2%
            Time and Mileage Revenue per Day                         $  35.06          $  35.09                --
            Average Length of Rental (stated in Days)                    4.50              4.51                --
            Car Rental Revenue                                       $330,035            (D)
            Truck Rental Revenue                                     $162,364            (D)
            Total Revenue                                            $492,399            (D)

     VEHICLE MANAGEMENT AND FUEL CARD SERVICES
            Average Fleet (Leased)                                    313,858           318,725                (2%)
            Average Number of Cards (000's)                             3,833             3,657                 5%
            Service Based Revenue                                    $ 58,824          $ 50,103                17%
            Asset Based Revenue                                      $317,282          $319,578                (1%)
            Total Revenue                                            $376,106          $369,681                 2%

FINANCIAL SERVICES SEGMENT

            Insurance/Wholesale-related Revenue                      $155,472          $134,653                15%
            Individual Membership Revenue (E) (F)                    $203,178          $155,561                 *
            Trilegiant Royalty Paid to Cendant (G)                   $ 11,829          $  2,829                 *
            Total Revenue (F)                                        $369,965          $322,109                 *


  -----------------
   *    Not meaningful.

  (A) The 2002 amounts have been revised to reflect segments on a basis consistent with 2003 and with industry standards.

  (B) The 2003 amount includes the revenues of businesses acquired during or subsequent to the third quarter of 2002. Accordingly, third quarter 2002 revenue is not comparable to the current period amount.

  (C) The methodology for calculating Budget's revenue drivers currently differs from the methodology used for the Avis business as Budget has not yet been integrated onto our system. Due to the methodology difference, Budget's length of rental will be longer than Avis' based on a rental of the same duration and, accordingly, Budget's time and mileage per day will be lower than Avis' for the same rental. The integration is expected to occur by the end of second quarter 2004.

  (D) The operations of this business were acquired subsequent to the third quarter of 2002.

  (E) Includes membership fee revenues that the Company continues to collect from the members that existed as of July 2001, as well as membership fee revenues (including the royalty paid to Cendant) generated from Trilegiant's members.

  (F) As of July 1, 2003, Cendant began consolidating the results of Trilegiant pursuant to a new accounting standard. Accordingly, third quarter 2002 revenues are not comparable to the current period amounts.

  (G) Reflects only Cendant's royalty received from Trilegiant on revenues generated by Trilegiant's members (those who joined the clubs and programs subsequent to July 2001). As the Company now consolidates Trilegiant (as of July 1, 2003), this royalty is eliminated in consolidation.

                                                                        Table 4


                      CENDANT CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                                  (IN BILLIONS)


                                                                              AS OF                     AS OF
                                                                        SEPTEMBER 30, 2003         DECEMBER 31, 2002
                                                                        ------------------         -----------------
ASSETS
Current assets:
      Cash and cash equivalents                                              $   1.0                  $   0.1
      Other current assets                                                       3.2                      3.3
                                                                          ----------               ----------
Total current assets                                                             4.2                      3.4

Property and equipment, net                                                      1.7                      1.8
Goodwill, net                                                                   10.9                     10.7
Other non-current assets                                                         4.3                      4.9
                                                                          ----------               ----------
Total assets exclusive of assets under programs                                 21.1                     20.8

Assets under management and mortgage programs                                   20.0                     15.1
                                                                          ----------               ----------
TOTAL ASSETS                                                                 $  41.1                  $  35.9
                                                                          ==========               ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
      Current portion of long-term debt                                      $   0.7                  $    --
      Other current liabilities                                                  5.3                      5.0
                                                                          ----------               ----------
Total current liabilities                                                        6.0                      5.0

Long-term debt, excluding Upper DECS                                             4.7                      5.6
Upper DECS                                                                       0.9                      0.9
Other non-current liabilities                                                    1.2                      0.9
                                                                          ----------               ----------
Total liabilities exclusive of liabilities under programs                       12.8                     12.4

Liabilities under management and mortgage programs                              18.3                     13.8

Mandatorily redeemable preferred interest in a subsidiary                     --                          0.4

Total stockholders' equity                                                      10.0                      9.3
                                                                          ----------               ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                   $  41.1                  $  35.9
                                                                          ==========               ==========

                                                                        Table 5

                      CENDANT CORPORATION AND SUBSIDIARIES
                         SCHEDULE OF CORPORATE DEBT (A)
                                  (IN MILLIONS)

EARLIEST MANDATORY                                                           SEPTEMBER 30, JUNE 30,  MARCH 31, DECEMBER 31,
 REDEMPTION DATE     MATURITY DATE                                               2003       2003       2003       2002
------------------   -------------                                           ------------  -------   --------  ------------
                                   NET DEBT
December 2003      December 2003      7 3/4% notes                                 $ 229    $ 229    $ 229       $ 966
February 2004      February 2021      Zero coupon senior convertible
                                        contingent notes (B)                         428      425      422         420
 May 2004           May 2021          Zero coupon convertible debentures (C)           7        7      401         857
November 2004      November 2011      3 7/8% convertible senior debentures (D)       804      804      804       1,200
 August 2006        August 2006       6 7/8% notes                                   849      849      849         849
January 2008       January 2008       6 1/4% notes                                   796      796      796           -
  May 2009          May 2009          11% senior subordinated notes                  337      398      435         530
 March 2010        March 2010         6 1/4% notes                                   348      348      348           -
January 2013      January 2013        7 3/8% notes                                 1,190    1,190    1,189           -
 March 2015        March 2015         7 1/8% notes                                   250      250      250           -
                  December 2005       Revolver borrowings                             --       --       --         600
                                      Net hedging gains (E)                           80      163       81          89
                                      Other                                          101       86       88          90
                                                                                --------   ------   ------       ------
                                                                                   5,419    5,545    5,892       5,601
                               Plus:  Mandatorily redeemable preferred interest       --      375      375         375
                                                                                --------   ------   ------       ------
                               Total corporate debt, excluding Upper DECS          5,419    5,920    6,267       5,976
                               Less:  Cash and cash equivalents                    1,004      627      580         126
                                                                                --------   ------   ------       ------
                                                                                   4,415    5,293    5,687       5,850
                               Plus:  Upper DECS                                     863      863      863         863
                                                                                --------   ------   ------       ------
                               NET DEBT                                          $ 5,278  $ 6,156  $ 6,550     $ 6,713
                                                                                ========  =======  =======     ========
                               TOTAL CAPITALIZATION
                                   Total Stockholders' Equity                    $ 9,955  $ 9,776  $ 9,529     $ 9,315
                                   Net Debt (per above)                            5,278    6,156    6,550       6,713
                                                                                --------   ------   ------       ------
                               TOTAL CAPITALIZATION                             $ 15,233 $ 15,932 $ 16,079    $ 16,028
                                                                                ========  =======  =======     ========
                               NET DEBT TO TOTAL CAPITALIZATION RATIO               34.6%    38.6%    40.7%       41.9%

--------------
  (A) Amounts presented herein exclude debt under management and mortgage programs.

  (B) Each $1,000 principal amount is convertible into 33.4 shares of CD common stock during the fourth quarter of 2003 if the average price of CD common stock exceeds $21.45 during the stipulated measurement periods. The average price of CD common stock at which the notes are convertible increases on a quarterly basis by a stipulated percentage. Redeemable by the Company after February 13, 2004. Holders may require the Company to repurchase the notes on February 13, 2004, 2009 and 2014. Issued at a discount resulting in a yield-to-maturity of 2.5%.

  (C) Each $1,000 principal amount is convertible into 39.08 shares of CD common stock if the average price of CD common stock exceeds $28.15 during the stipulated measurement periods. Redeemable by the Company after May 4, 2004. Holders may require the Company to repurchase the debentures on May 4, 2004, 2006, 2008, 2011 and 2016. The 2003 year to date redemptions eliminated approximately 33 million shares of potential dilution.

  (D) Each $1,000 principal amount is convertible into 41.58 shares of CD common stock during 2003 if the average price of CD common stock exceeds $28.59 during the stipulated measurement periods. The average price of CD common stock at which the debentures are convertible decreases annually by a stipulated percentage. Redeemable by the Company after November 27, 2004. Holders may require the Company to repurchase the debentures on November 27, 2004 and 2008. The 2003 year to date repurchases eliminated approximately 16 million shares of potential dilution.

  (E) As of September 30, 2003, represents $213 million of realized gains resulting from fair value hedges that will be amortized by the Company to reduce future interest expense, partially offset by $133 million of mark to market adjustments on current fair value interest rate hedges.

                                                                        Table 6

                      CENDANT CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                  (IN MILLIONS)


                                                                                     THREE MONTHS ENDED         NINE MONTHS ENDED
                                                                                        SEPTEMBER 30,             SEPTEMBER 30,
                                                                                -----------------------       ---------------------
                                                                                   2003           2002          2003        2002
                                                                                -----------  ----------       ---------   ---------
OPERATING ACTIVITIES
Net cash provided by (used in) operating activities exclusive of management
       and mortgage programs                                                      $  1,048      $    680      $  2,366    $ (1,595)
Net cash provided by operating activities of management
       and mortgage programs                                                            13           367         1,059       1,958
                                                                                ----------     ---------     ---------   ----------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                            1,061         1,047         3,425         363
                                                                                ----------     ---------     ---------   ----------

INVESTING ACTIVITIES
Property and equipment additions                                                      (111)          (96)         (309)       (235)
Net assets acquired, net of cash acquired, and acquisition-related payments            (99)         (392)         (234)     (1,015)
Proceeds from stockholder litigation settlement trust                                   --            --            --        1,410
Proceeds from disposition of business, net of transaction-related payments              --           (25)           --        1,175
Proceeds received on asset sales                                                        34             6           120           9
Other, net                                                                              19            (9)           88         (33)
                                                                                ----------     ---------     ---------   ----------
Net cash provided by (used in) investing activities exclusive of management
       and mortgage programs                                                          (157)         (516)         (335)      1,311
                                                                                ----------     ---------     ---------   ----------
Management and mortgage programs:
       Net investment in vehicles                                                     (251)         (674)       (1,821)     (1,854)
       Net timeshare receivables and inventory                                         160            (1)          127         (85)
       Net relocation receivables                                                       36           (25)          (56)         40
       Net mortgage servicing rights, related derivatives and
           mortgage-backed securities                                                 (600)           (1)         (519)       (413)
                                                                                ----------     ---------     ---------   ----------
                                                                                      (655)         (701)       (2,269)     (2,312)
                                                                                ----------     ---------     ---------   ----------

NET CASH USED IN INVESTING ACTIVITIES                                                 (812)       (1,217)       (2,604)     (1,001)
                                                                                ----------     ---------     ---------   ----------
FINANCING ACTIVITIES
Proceeds from borrowings                                                                --            --         2,588           3
Principal payments on borrowings                                                      (444)         (336)       (3,215)     (1,462)
Issuances of common stock                                                              121             6           247         102
Repurchases of common stock                                                           (249)          (70)         (710)       (197)
Other, net                                                                              --           (12)          (86)        (30)
                                                                                ----------     ---------     ---------   ----------
Net cash used in financing activities exclusive of management
       and mortgage programs                                                          (572)         (412)       (1,176)     (1,584)
                                                                                ----------     ---------     ---------   ----------
Management and mortgage programs:
       Proceeds from borrowings                                                      8,945         2,070        22,570       9,425
       Principal payments on borrowings                                             (8,216)       (2,025)      (21,041)     (9,212)
       Net change in short-term borrowings                                             (38)          230          (276)        194
       Other                                                                            (1)           (2)          (10)         (8)
                                                                                ----------     ---------     ---------   ----------
                                                                                       690           273         1,243         399
                                                                                ----------     ---------     ---------   ----------

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                                    118          (139)           67      (1,185)
                                                                                ----------     ---------     ---------   ----------

Effect of changes in exchange rates on cash and cash equivalents                        10            28           (10)         12
Cash provided by discontinued operations                                                --            --            --          74
                                                                                ----------     ---------     ---------   ----------
Net increase (decrease) in cash and cash equivalents                                   377          (281)          878      (1,737)
Cash and cash equivalents, beginning of period                                         627           486           126       1,942
                                                                                ----------     ---------     ---------   ----------
CASH AND CASH EQUIVALENTS, END OF PERIOD                                          $  1,004      $    205      $  1,004    $    205
                                                                                ==========     =========     =========   ==========

                                                                        Table 7

                      CENDANT CORPORATION AND SUBSIDIARIES
                    CONSOLIDATED SCHEDULES OF FREE CASH FLOWS
                                  (IN MILLIONS)

Free Cash Flow is useful to management and the Company's investors in measuring the cash generated by the Company that is available to be used to repurchase stock, repay debt obligations, pay dividends and invest in future growth through new business development activities or acquisitions. Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity. Such metric may not be comparable to similarly titled measures used by other companies and is not a measurement recognized under generally accepted accounting principles. A reconciliation of Free Cash Flow to the appropriate measure recognized under generally accepted accounting principles (Net Cash Provided by Operating Activities) is presented below.



                                                                           THREE MONTHS ENDED      NINE MONTHS ENDED
                                                                              SEPTEMBER 30,          SEPTEMBER 30,
                                                                      -----------------------   --------------------
                                                                         2003          2002       2003         2002
                                                                      ----------   ----------   --------    ---------
Pretax income                                                          $   738      $   379      $ 1,790      $ 1,234
Addback of non-cash depreciation and amortization:
         Non-program related                                               129          121          387          337
         Pendings and listings                                               5           45           12          239
Tax refunds (payments), net                                                107           (7)          58          (77)
Working capital (A)                                                         83         (133)         199         (431)
Capital expenditures                                                      (111)         (96)        (309)        (235)
Other                                                                       20          276           40          (40)
Management and mortgage programs (B)                                        48          (61)          33           45
                                                                      ----------   ----------   --------    ---------
FREE CASH FLOW BEFORE STOCKHOLDER LITIGATION PAYMENTS                    1,019          524        2,210        1,072
Stockholder litigation payments                                             --           --           --       (1,440)
                                                                      ----------   ----------   --------    ---------
FREE CASH FLOW                                                           1,019          524        2,210         (368)

Current period acquisitions, net of cash acquired                          (36)        (324)         (80)        (867)
Payments related to prior period acquisitions                              (63)         (68)        (154)        (148)
Net repurchases of common stock                                           (128)         (64)        (463)         (95)
Net proceeds from (payments related to) disposition of business             --          (25)          --        1,175
Investments and other                                                       29           12           (8)          25
Net repayments of borrowings                                              (444)        (336)        (627)      (1,459)
                                                                      ----------   ----------  ---------    ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS (PER TABLE 6)     $   377      $  (281)     $   878      $(1,737)
                                                                      ==========   =========   =========    =========

---------------
  (A) The nine months ended September 30, 2003 include approximately $200 million of proceeds received from the termination of interest rate swaps on corporate debt instruments. The Company reset these hedge positions to create a desired balance between its floating rate debt and floating rate assets.

  (B) Cash flows related to management and mortgage programs may fluctuate significantly from period to period due to the timing of the underlying management and mortgage program transactions (i.e., timing of mortgage loan origination versus sale). For the three months ended September 30, 2003 and 2002, the net cash flows from the activities of management and mortgage programs is reflected on Table 6 as follows: (i) net cash provided by operating activities of $13 million and $367 million, respectively, (ii) net cash used in investing activities of $655 million and $701 million, respectively, and (iii) net cash provided by financing activities of $690 million and $273 million, respectively. For the nine months ended September 30, 2003 and 2002, the net cash flows from the activities of management and mortgage programs is reflected on Table 6 as follows: (i) net cash provided by operating activities of $1,059 million and $1,958 million, respectively, (ii) net cash used in investing activities of $2,269 million and $2,312 million, respectively and
       (iii) net cash provided by financing activities of $1,243 million and $399 million, respectively.


                  RECONCILIATION OF FREE CASH FLOW TO NET CASH
                       PROVIDED BY OPERATING ACTIVITIES
                               (In millions)


                                                                                     Three Months Ended       Nine Months Ended
                                                                                       September 30,            September 30,
                                                                                   --------------------      ---------------------
                                                                                    2003          2002        2003          2002
                                                                                   ---------    -------      --------     --------
         FREE CASH FLOW (PER ABOVE)                                                $ 1,019      $  524       $  2,210     $  (368)
         Cash (inflows) outflows included in Free Cash Flow but not reflected in
             Net Cash Provided by Operating Activities:
              Investing activities of management and mortgage programs                 655         701          2,269       2,312
              Financing activities of management and mortgage programs                (690)       (273)        (1,243)       (399)
              Capital expenditures                                                     111          96            309         235
              Proceeds received on asset sales                                         (34)         (6)          (120)         (9)
         Reductions to Net Cash Provided by Operating Activities but not
              reflected in Free Cash Flow:
              Funds released from stockholder litigation settlement trust (a)           --          --             --       (1,410)
         Other                                                                          --           5             --            2
                                                                                 ----------    -------        -------      --------
         NET CASH PROVIDED BY OPERATING ACTIVITIES (PER TABLE 6)                    $ 1,061    $ 1,047        $ 3,425      $   363
                                                                                 ==========    =======        =======      ========

                                                                                  PROJECTED 2003
                                                                                  (FULL YEAR)
                                                                                -----------------
         FREE CASH FLOW                                                             $  2,500
         Cash (inflows) outflows included in Free Cash Flow but not reflected in
          Net Cash Provided by Operating Activities:
              Investing and financing activities of management and
              mortgage programs                                                       2,250
              Capital expenditures                                                      465
              Proceeds received on asset sales                                         (130)
                                                                                  ---------
         NET CASH PROVIDED BY OPERATING ACTIVITIES                                  $ 5,085
                                                                                  =========

----------------
  (a) Represents payments made by the Company to the stockholder litigation settlement trust in 2001. Such funds were then released directly from the trust in 2002 to pay off a portion of the Company's stockholder litigation settlement liability. The extinguishment of the liability was reported as a reduction to net cash provided by operating activities during 2002 but is not reflected in Free Cash Flow during 2002, as such amount did not represent payments made by the Company during 2002.

                                                                        Table 8

                      CENDANT CORPORATION AND SUBSIDIARIES
                            ORGANIC GROWTH BY SEGMENT
                                  (IN MILLIONS)

Organic growth represents the results of our reportable operating segments excluding the impact of acquisitions, dispositions and other items that would affect the comparability of the period over period results. See Table 1 for the reported results of each of our operating segments.


                                            REVENUES                         EBITDA
                                         THIRD QUARTER                    THIRD QUARTER
                                -------------------------------    -------------------------------
                                  2003       2002          %*         2003       2002        %*
                                --------   --------   ---------   ---------  ----------  ---------
Real Estate Services (A)         $1,938     $1,334         45%      $  436     $   60        629%
Hospitality (B)                     657        628          5%         153        167         (8%)
Travel Distribution (C)             408        432         (6%)        126        129         (2%)
Vehicle Services (D)              1,082      1,084         --          143        144         --
Financial Services (E)              256        322        (21%)         61        122        (50%)
                                -------    -------                 -------   --------
   Total Reportable Segments     $4,341     $3,800         14%      $  919     $  622         48%
                                =======    =======                 =======   ========

----------

 *    Amounts may not calculate due to rounding in millions.

 (A) Includes reductions to revenue and EBITDA growth of $63 million and $1 million, respectively, primarily related to the acquisition of real estate brokerage businesses during or subsequent to third quarter 2002. The 2002 amounts reflect a $275 million provision for impairment of the Company's mortgage servicing rights asset related to reductions in interest rates and accelerations in loan repayments, as well as an update to the Company's loan prepayment model, all of which occurred during third quarter 2002. There was no impairment recorded in third quarter 2003.

 (B) Includes increases to revenue and EBITDA growth of $4 million and $1 million, respectively, primarily related to the acquisition of a European vacation rental company (October 2002), the acquisition of FFD Development Company, LLC (February 2003) and the consolidation of Sierra Receivables Funding Corporation (September 2003, pursuant to FASB Interpretation No. 46).

 (C) Includes a reduction to revenue growth of $16 million and an increase to EBITDA growth of $7 million primarily related to the acquisitions of Lodging.com (August 2002), Trip Network, Inc. (March
      2003), Neat Group (May 2003) and several national distribution companies in Europe during or subsequent to third quarter 2002.

 (D) Includes reductions to revenue and EBITDA growth of $491 million and $45 million, respectively, primarily related to the November 2002 acquisition of certain assets of Budget Group, Inc.

 (E) Includes a reduction to revenue growth of $114 million and an increase to EBITDA growth of $1 million primarily related to the consolidation of Trilegiant Corporation (July 2003, pursuant to FASB Interpretation No. 46).